Exhibit 107

Calculation of Filing Fee Tables

Form F-3

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(Form Type)

 TDH Holdings, Inc.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.001 per share	Rule 457(c)	21,886,536	$0.46	$10,067,806.60	.0000927	$934
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$10,067,806.60		$934
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$934

(1) The shares of common shares will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Estimated solely for purposes of the registration fee for this offering in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock on the Nasdaq Capital Market on February 15, 2022.